Exhibit 10.1

INTERNATIONAL DISTRIBUTION AGREEMENT

This International Distribution Agreement (the “Agreement”) is effective as of the 13th day of September, 2012 (the “Effective Date”) by and between Naqu Area pioneer Pharma co., ltd., with its principal place of business at No.1000, Wangqiao Road, Pudong Area, Shanghai, P.R.C. (“Pioneer”) and NovaBay Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 5980 Horton Street, Suite 550, Emeryville, CA 94608 (“NBY”), for the purpose of defining the rights and duties of the parties in connection with the distribution and potential development by Pioneer of NBY’s certain proprietary drug product.

WITNESSETH:

WHEREAS, NBY is engaged in the business of developing and commercializing certain therapeutic products, including the Product (as defined in the Agreement);

WHEREAS, Pioneer and its Holding Companies (as defined in the Agreement) have considerable experience in the marketing, sale and servicing of medical supplies, medical devices and pharmaceutical products;

WHEREAS, Pioneer wishes to obtain from NBY, and NBY wishes to grant to Pioneer, the right to distribute the Product in the Territory (as defined in the Agreement) subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.  As used in this Agreement, the terms defined below when capitalized shall have the following meanings:

1.1           “Applicable Laws” means all laws, ordinances, rules and regulations of any governmental entity or Regulatory Authority that apply to the Distribution, development and commercialization of Product in the Territory and the activities contemplated under this Agreement.

1.2           “Contract Year” means: (i) with respect to the first Contract Year, the period beginning on the Effective Date of this Agreement until December 31, 2013, and (ii) with respect to each subsequent Contract Year, any 12-month period beginning on the end of the first Contract Year or an anniversary thereof.

1.3           “Customer” means any customer for the Product solicited by Pioneer, its Holding Companies and third party subdistributors within the Territory.

1.4           “Distribute” means to sell, distribute, market, promote, solicit orders for and provide services in connection with the Product.  “Distributed” and “Distribution” have correlative meanings.

1.5           “Holding Company” means any entity controlled by Pioneer.  For the purpose of this definition, control means: (i) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable law) of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.6           “MAA Approval” means approval of the required MAA filed with any Regulatory Authority in any country of the Territory.

1.7           “Marketing Approval Application” or “MAA” means an application filed with any relevant Regulatory Authority in any country of the Territory to obtain permission to commence marketing and sales of the Product in the Territory (excluding any pricing or reimbursement approval). As of Effective Date, the Product has received 510(k) clearances from the US FDA and is regulated as a medical device.

1.8           “Order” means a written description of the Product Pioneer desires to purchase that conforms to the requirements of this Agreement and is sent to NBY by mail, email, facsimile or similar means.

1.9           “Product” means NBY’s proprietary pharmaceutical product incorporating the compound internally referred to as NVC-101 as an active ingredient as currently developed for commercial sale under the name NeutroPhase® outside the Territory and as may be modified by mutual agreement of the Parties for approval by any Regulatory Authority, in the finished form (including the spray pump).  An initial draft of the specifications for the Product as currently developed for commercial sale outside the Territory is attached as Exhibit A and the Parties shall mutually agree from time to time to update such specifications as necessary for approval by any Regulatory Authority.

1.10           “Regulatory Approvals” means any and all approvals, applications, registrations, licenses, certifications and other requirements imposed by the relevant Regulatory Authority (defined below).

1.11           “Regulatory Authorities” means, in relation to a country in the Territory, the regulatory agency, department, bureau or other governmental entity involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging or use of the Products.

1.12           “Territory” means Hong Kong, Macau, Taiwan, Singapore, Malaysia, Indonesia, Myanmar, Philippines, Thailand, Vietnam, Brunei, Cambodia and Laos.

2.           Appointment and Acceptance.

2.1           Grant of Distribution Rights.  Subject to the terms and conditions of this Agreement, NBY grants to Pioneer, and Pioneer accepts, an exclusive right to Distribute the Product directly to Customers in the Territory for indications approved by the US FDA or by the Regulatory Authority in the Territory, for the Product.  Pioneer may appoint any of its Holding Companies in the Territory, solely for so long as such entity remains a Holding Company, to Distribute Product in the Territory in accordance with the terms and conditions hereunder.  In the event Pioneer wants to appoint any other third party (other than a Holding Company) to Distribute Product in the Territory, Pioneer shall enter into a written agreement (a “Subdistribution Agreement”) with such third party containing terms and conditions that are consistent with the terms and conditions of this Agreement and including provisions as materially protective of the Product and NBY as this Agreement. Pioneer shall, in addition to the quarterly report provided for under Section 6.6, provide NBY with a complete and updated list of third party subdistributors appointed by Pioneer for the Distribution of Product at the end of each quarter and otherwise upon NBY’s reasonable request.  Upon NBY’s request, Pioneer shall also provide NBY with a copy of the Subdistribution Agreement (with an English translation) with any such third party subdistributor (which copy may be redacted for information not relevant to the Distribution of Product). Pioneer shall take into reasonable consideration any concerns or issues raised by NBY with respect to any such third party subdistributors and the parties agree to discuss in good faith to resolve any such concerns or issues.  In any event, Pioneer shall remain responsible to NBY for all activities of its Holding Companies and/or third party appointees (including subdistributors and other subcontractors) to the same extent as if such activities had been undertaken by Pioneer itself.

2.2           No Distribution Outside Territory; Grey Market Activities.  Notwithstanding the rights granted to Pioneer to Distribute the Product in Section 2.1 above, to the extent permitted by Applicable Law, Pioneer shall not Distribute the Product outside the Territory and Pioneer shall not Distribute Product in the Territory for any indication unless and until the Product has received the required MAA Approval for such indications.  Pioneer shall use commercially reasonable efforts to prevent any Product that has been Distributed hereunder from being further sold, distributed or otherwise transported for use outside the Territory or for indications that the Product has not received MAA Approval, and Pioneer shall refer to NBY any inquiries and leads that Pioneer may receive for the purchase of Product for such purposes.

2.3           No Conflicts.  Pioneer represents and warrants to NBY that except for the Product and the list of products set forth in Exhibit B attached hereto, it does not currently Distribute any products that directly compete with the Product (“Competing Products”).  Pioneer agrees that, during the Term (as defined in Section 15.1) and to the extent permitted under Applicable Law, it will not Distribute any Competing Product in the Territory without NBY’s prior written approval.  If Pioneer Distributes products in the Territory that are deemed in NBY’s judgment to constitute Competing Products, such Distribution will be considered a breach of this Agreement and NBY shall have the right, at its sole discretion, to either (i) terminate this Agreement in accordance with Section 15.2(a), or (ii) convert the appointment in Section 2.1 above to a non-exclusive arrangement, in each case without prejudice to any rights or remedies available to NBY under Applicable Law.

3.           Annual Minimums, Ordering, Forecasts, Delivery, and Acceptance.

3.1           Annual Minimums.  During the Initial Term (as defined below in Section 15.1), Pioneer shall purchase from NBY (as provided in this Article 3) for Distribution under this Agreement, not less than the minimum quantities set forth on Exhibit C (“Annual Minimums”).  Prior to the end of the third Contract Year and every other Contract Year thereafter, the parties will negotiate and establish the Annual Minimums for the two upcoming Contract Years, provided that such Annual Minimums will not be less than the Annual Minimum of the then-current Contract Year.  In the event that Pioneer fails to purchase sufficient quantities to meet the Annual Minimums, NBY shall have the right, at its sole discretion, to either (i) terminate this Agreement in accordance with Section 15.2(a), or (ii) convert the appointment in Section 2.1 above to a non-exclusive arrangement, in each case without prejudice to any rights or remedies available to NBY under Applicable Law.

3.2           Forecasts.  By the 15th day of each month starting October 15, 2012, Pioneer shall provide NBY with its best, good-faith rolling forecast of the Product that Pioneer expects to order from NBY under this Agreement in the immediately succeeding three (3) month period (each, a “Forecast”).  Each Forecast shall be provided in writing, in such form as NBY reasonably requires.  Pioneer shall use commercially reasonable efforts to ensure that its Forecasts are as accurate as possible and its Orders do not significantly deviate from the Forecasts.

3.3           Orders.  Orders for Product by Pioneer shall be placed with NBY at least ninety (90) days prior to the requested date of receipt of such Product.  All Orders must, at a minimum, include the Product description, quantity of Product ordered, the applicable Price (as defined below in Section 4.2), requested delivery date(s), any export/import information as well as such other information NBY may reasonably request from time to time to enable NBY to fill the Order.  For Contract Years 1 and 2, Pioneer shall order, at a minimum, [***] Units (as defined in Exhibit A) of the Product under each Order; and [***] Units for Contract Year 3 and beyond..

3.3.1           Acceptance, Suspension and Cancellation.  No Orders are binding upon NBY unless accepted by NBY in writing.  NBY may accept or reject any Order, in whole or in part, in its sole discretion.  Once accepted by NBY, Pioneer may cancel or reschedule Orders for Product only with NBY’s prior written approval.

3.3.2           Order Terms.  Pioneer may use its standard purchase order form to order Product; however, the terms and conditions of this Agreement shall supersede any different, conflicting, or additional terms on Pioneer’s Orders, acknowledgment or other document related to the purchase and sale of Products and NBY hereby expressly rejects any terms in any order that are different from, in conflict with or in addition to the terms and conditions hereof.  It is the intention of both parties hereto that the acceptance, even in writing, of any such purchase or sales document does not constitute a modification or amendment of, or addition to, the terms of this Agreement unless accompanied by a written amendment in the form required by Section 20.1.

3.4           Delivery.  All Product delivered pursuant to this Agreement shall be suitably packed for shipment in NBY’s standard shipping cartons, marked for shipment, and delivered to a common carrier and shipped FCA(if shipment by air) or FOB (if shipment by sea) (Incoterms 2012) point of shipment (e.g. airport of dispatch) in the United States as identified by NovaBay, at which time title to the Product and risk of loss and damage shall pass to Pioneer.  Each Order may be delivered in installments. Unless Pioneer instructs NBY in writing to select the carrier, Pioneer shall select the carrier.  Pioneer shall, at its own cost and expenses, be responsible for the carriage and insurance of Products from the country of manufacture to the point of entry of the Territory. Pioneer shall also bear all applicable taxes, duties and similar charges that may be assessed against the Product after delivery to the point of entry of the Territory.  Notwithstanding the passage of title under this Section 3.4, NBY retains and Pioneer grants a purchase-money security interest in the Product and in any proceeds from Pioneer’s resale of the Product, until the full invoice amount for such Product has been paid in full to NBY.

3.5           Return Authorizations.   All Products shall be deemed irrevocably accepted by Pioneer upon receipt.  Notwithstanding the foregoing, Pioneer may submit a warranty claim for any Product that do not conform to the limited warranty granted to Pioneer in accordance with Section 9.1 by requesting a return authorization for any Product from NBY by mail, e-mail or telefax with a proper explanation of the alleged defect.  Within ten (10) days of Pioneer’s receipt of such a return authorization, the Product should be returned to NBY with freight prepaid by Pioneer.  The party shipping Product pursuant to this Section 3.5 shall bear the entire risk of loss for Product during shipment.   NBY shall reimburse Pioneer for any costs of transportation incurred by Pioneer in connection with the proper return to NBY of non-conforming Product.  In the case of improperly returned Product, Pioneer shall pay transportation charges in both directions.  Except as provided in this Section 3.5, all Product delivered under this Agreement are non-returnable.

3.6           Inventory.  Pioneer shall stock and maintain an adequate inventory of all Products to satisfy commercially reasonable demand for such Product, as to avoid any backorder to the Customer.

4.           Prices and Payment Terms.

4.1           Technology Access Fees.  In consideration for the exclusive rights granted under the Agreement, Pioneer will pay NBY the following amounts as set forth below:

4.1.1           Pioneer shall pay NBY a technology access fee in the total amount of US$500,000, which will paid as follows,

                    4.1.1.1 US$250,000 is payable immediately upon the execution of this Agreement;

                    4.1.1.2  US$250,000 shall be due and payable on or before December 15, 2012.

4.1.2           Within thirty (30) days of the submission of the first Marketing Approval Application for the Product to a relevant Regulatory Authority in any country in the Territory except Singapore, Hong Kong or Malaysia, Pioneer shall pay NBY a technology access fee in the amount of US$100,000; and

4.1.3           Within thirty (30) days of the receipt of the first MAA Approval of the Product from a Regulatory Authority of any country in the Territory except Singapore, Hong Kong or Malaysia, Pioneer shall pay NBY a technology access fee in the amount of US$100,000.

4.2           Product Payments.  Pioneer shall pay NBY the prices for the Product under this Agreement (the “Prices”) as set forth in Exhibit D, subject to a total cumulative credit not to exceed U.S. $[***].  Such credit may be payable by NBY unregistered common stock (“NBY Stock”) and such NBY Stock may be issued in accordance with the schedule set forth in Exhibit D. The NBY stock will be issued to Pioneer Pharma (Singapore) Pte Ltd., a   Holding Company of Pioneer.   Prior to each shipment of Products, NBY will submit an invoice to Pioneer and Pioneer shall pay by wire transfer [***]% of the invoiced amount upon shipment of the Products to the Territory and pay the rest of the balance  by wire transfer ([***]% of the invoiced amount) within one hundred twenty (120) days from the Bill of Lading date.  The difference in the Price paid by Pioneer hereunder and the selling price charged by Pioneer to Customers shall be Pioneer’s sole remuneration hereunder.

4.3           Payment Terms.  All payments shall be made in U.S. Dollars in immediately available funds.  A monthly interest rate of [***] percent ([***]%), or the maximum rate permitted by Applicable Law, whichever is lower, shall be applied to all outstanding balances not paid.  All payments shall be net of bank charges and exchange commission, which shall be borne by Pioneer.

4.4           Taxes.  Prices are exclusive of all applicable taxes.  Pioneer agrees to pay all taxes or other charges associated with the Distribution and delivery of the Product ordered, including, but not limited to, sales, use, excise, value-added and similar taxes and all customs duties, tariffs or governmental impositions, provided these are incurred in the Territory, but excluding United States federal, state and local taxes on NBY’s net income.  In the event NBY is required to pay any taxes or charges incurred in the Territory in connection with the delivery or distribution of Products under this Agreement, Pioneer shall reimburse NBY for such taxes or charges paid by NBY.

5.           Marketing and Promotion.

5.1           Marketing and Sales Efforts.  Pioneer shall keep NBY reasonably informed of its marketing strategy and plans for the Product within the Territory (including meeting with NBY at least twice a year in person or by teleconference to discuss such matters) and shall incorporate NBY’s reasonable comments and suggestions with respect thereto.  Pioneer shall use its best efforts to promote and sell the Product in each province within the Territory as soon as possible after MAA Approval is obtained by or on behalf of NBY, including, without limitation, [***].  Any and all costs associated with advertising, sales, marketing, promotion, workshops, seminars, conventions, exhibits or other selling costs shall be the responsibility of Pioneer.

5.2           Materials.  Pioneer may use such advertising and promotional materials as NBY may provide from time to time.  In addition, Pioneer may create advertising and promotional materials for Product (including translations of such materials into the native languages of the Territory), provided that Pioneer shall submit all such materials to NBY (including the English translation thereof as applicable) for approval at least thirty (30) days prior to the use or distribution of such materials.  Pioneer agrees to amend any such materials if and as requested by NBY, prior to any use thereof.

6.           Regulatory and Quality Assurance.

6.1           MAA Approval.  Pioneer will file and register all MAAs and/or required registrations and seek all MAA and all necessary registration and government and Regulatory Approvals in the Territory.   NBY shall furnish Pioneer with such assistance and cooperation as may be reasonably necessary in connection with securing of such government or Regulatory Approval.  Pioneer will keep NBY reasonably informed with respect to such matters (including meeting at least twice a year in person or by teleconference to discuss such matters).     NBY will reimburse Pioneer with the actual registration cost, provided, however such amount shall not exceed $[***] and such reimbursement shall be in the form of a credit towards Pioneer’s future purchase of the Product.  NBY will provide reasonable amount of Products, free of change, for the purpose of sample testing and MAA approval if required by local authorities and regulations. After Pioneer’s receipt of MAA Approvals in the Territory, if there is any material change(s) to NBY’s marketing approvals in U.S., NBY will promptly inform Pioneer of such change(s) and Pioneer, in its reasonable judgment, may file any additional Regulatory Approval Applications with Regulatory Authorities in the Territory.

6.2           Permits.  To the extent permitted under Applicable Law, Pioneer, at its own cost, shall be responsible for obtaining all government and other approvals beyond MAA or Regulatory Approval, including permits, registrations, licenses, exemptions, exceptions and other permissions, etc., necessary and useful to the lawful Distribution and use of the Product in the Territory, including without limitation any pricing or reimbursement approvals, import and export licenses and permits (collectively, “Permits”), unless otherwise agreed in writing by the parties.  Pioneer shall confer with NBY as to the type of Permits which Pioneer may apply and keep NBY informed with respect to any Permit acquisitions.   In the event of termination or expiration of this Agreement, Pioneer agrees to execute such documents, render such assistance, and take such other action as NBY may reasonably request, at NBY’s expense, to apply for, register, perfect, confirm, and protect NBY’s rights in the Permits including (without limitation) an assignment of all such Permit applications or Permits to NBY or such other third party as NBY may designate in writing.

6.3           Regulatory.  Pioneer shall comply fully with any and all Applicable Laws of the Territory.  Pioneer acknowledges that its obligation to comply with all Applicable Laws of the Territory shall include, without limitation, the following requirements: (i) prior to placing the first Order under Section 3.3 for resale to a Customer, Pioneer shall hold valid Permits required for lawful Distribution of the Product; (ii) Pioneer shall maintain adequate written procedures for warehouse control and Distribution of Product in accordance with Applicable Laws and in such a form as to enable NBY and Regulatory Authorities to trace the location of the Product; (iii) Pioneer shall comply with Applicable Laws with regard to timely reporting of adverse events, and shall immediately (and in any event within 24 hours) notify NBY of any such adverse events.  Pioneer shall refer all written and oral complaints of any kind concerning the Product to NBY as promptly as possible (and in any event within 48 hours).  Pioneer shall keep a record of all Customer complaints.

6.4           Quality Assurance.  Pioneer will maintain a characterized quality system in its organization and in particular will ensure that: (i) Pioneer will be able to proceed to recall specific Product if NBY so instructs; (ii) Pioneer keeps a file of the locations and conditions of all Product including any relevant batch and/or lot numbers in its Territory; and (iii) Pioneer personnel performing under this Agreement have appropriate technical skills, training, experience and expertise with respect to the Product to enable Pioneer to perform its responsibilities set forth herein.

6.5           Recalls.  Pioneer agrees that, if Pioneer discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to any Product which may reasonably require a recall, market withdrawal, safety alert, and/or field correction under Applicable Law (each, a “Recall”) for such Product, Pioneer shall promptly communicate such fact, condition, circumstance or event to NBY within twenty-four (24) hours.  In the event (i) any Regulatory Authority requests a Recall for any Product, (ii) a court or other government agency of competent jurisdiction orders a Recall, or (iii) NBY determines, in its sole discretion, that a Recall of any Product should be conducted, Pioneer shall promptly implement any such Recall, but in any event not later than forty-eight (48) hours following receipt of notice from NBY.  NBY shall be solely responsible for all Recall determinations and shall control all aspects of the Recall process, including communicating with the applicable Regulatory Authorities or other third parties concerning the Recall.  Pioneer may not initiate or conduct a Recall of any Product without prior written approval by NBY.  NBY, at its own expense, shall replace any Product under Recall ordered by Pioneer (whether sold to a Customer or in inventory) or provide a full refund to Pioneer for any such Product.

6.6           Records and Reports.  Pioneer shall provide NBY with quarterly sales tracing reports that include Customer address, Product and any relevant serial, batch or lot numbers in such form and by such means as NBY reasonably requires.

6.7           Packaging.  Unless otherwise approved by NBY in writing, Pioneer shall not repackage or otherwise alter or modify the Product, and shall only resell the Product in the same packaging as originally received from NBY.  In addition, except for the addition of information required by Applicable Law, Pioneer shall not re-label Product supplied to Pioneer by NBY hereunder without the prior written consent of NBY.

7.           Audit, Books and Records.  NBY reserves the right for it or its representatives to audit Pioneer and to inspect Pioneer’s facilities to confirm compliance with the obligations of this Agreement once a year, or at a frequency which is reasonably needed by NBY to comply with Applicable Laws.

8.           Intellectual Property.

8.1           Product.  Pioneer acknowledges that the Product and any accompanying documentation and/or promotional or training materials are covered by intellectual property rights owned or licensed by NBY; and other than as expressly set forth in this Agreement, no license or other rights in such intellectual property are granted to the Pioneer, and all such rights are hereby expressly reserved by NBY.  Accordingly, Pioneer shall not (i) modify any Product or documentation NBY provides to Pioneer without the prior written approval of NBY or (ii) reverse engineer any Product, or otherwise attempt to discern the trade secret information of the Products, nor encourage or assist any third party in doing so.

8.2           Trademarks.  During the Term, Pioneer shall have the right to indicate to the public that it is an authorized distributor of the Product and to advertise within the Territory the Product under the trademarks, marks, and trade names that NBY may adopt from time to time, including “NeutroPhase” and the NeutroPhase trademark in local language in the Territory”  (collectively, “NBY’s Trademarks”).  NBY’s Trademarks shall at all times remain the exclusive property of NBY and all use of NBY’s Trademarks shall inure to the exclusive benefit of NBY.

8.3           Trademark Restrictions.  All representations of NBY’s Trademarks that Pioneer intends to use shall be exact copies of those used by NBY or shall first be submitted to NBY for approval (which shall not be unreasonably withheld) of design, color and other details.  Pioneer shall not engage in any activity, which would adversely affect the name, reputation or goodwill of NBY or the Product.  In addition, Pioneer shall fully comply with all reasonable guidelines, if any, communicated by NBY concerning the use of NBY’s Trademarks.  In no event may Pioneer use or authorize any use of any of NBY’s Trademarks in any domain name whether registered, owned, or operated by or on behalf of Pioneer.  Pioneer shall not challenge or assist others to challenge NBY’s Trademarks (except to the extent such restriction is expressly prohibited by Applicable Law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of NBY.  Any violation of the foregoing shall be deemed a material breach of this Agreement that is incapable of cure, entitling NBY to terminate this Agreement immediately upon notice to Pioneer.  Except as set forth in this Article 8, nothing contained in this Agreement shall grant or shall be deemed to grant to Pioneer any right, title or interest in or to NBY’s Trademarks.  Upon termination of this Agreement, except as provided in Section 15.3.1, Pioneer shall immediately cease to use any and all of NBY’s Trademarks.

9.           Warranty and Disclaimers.

9.1           Limited Product Warranty.  To the extent permitted under Applicable Law, NBY warrants to Pioneer (and not to Customers) that NBY will manufacture the Product in accordance with then-current good manufacturing practices (GMP) promulgated by the applicable Regulatory Authority and other applicable laws, rules and regulations and all Products supplied to Pioneer hereunder conform to the specifications therefor for the period of the shelf life as set forth in the packaging thereof.  To the extent permitted under Applicable Law, NBY provides no warranties of any kind, whether express or implied, to Customer and Pioneer shall be responsible for providing a warranty to Customers and handling Customer warranty claims and returns for allegedly non-conforming Product.  Any warranty made by Pioneer to its Customers with respect to the Product shall not obligate NBY in any way and Pioneer shall retain full responsibility for the performance of any warranties extended to the Customer.  All Pioneer warranty claims shall be made in accordance with Section 3.5 above.  Subject to the foregoing and to Section 9.2 below, upon NBY’s confirmation of a failure of any Product to conform to the limited warranty provided hereunder, NBY will, in its sole discretion, either replace the non-conforming Product or credit Pioneer’s account for the non-conforming Product purchase price paid therefor.

9.2           Warranty Limitations.  NBY shall not be liable for misbranding with respect to any Product labeling or package insert text provided or used by Pioneer, or any translation thereof and NBY shall not be liable for any Product adulteration or failure to meet the Product specifications due to shipping, handling, storage, use or packaging of the Product by Pioneer, its Holding Companies, its third party contractors or their respective personnel.

9.3           Pioneer Warranties.  Pioneer warrants that its entry into this Agreement is rightful and does not violate any other Agreement to which it is a party, and its conduct in performing its obligations under this Agreement shall conform to all Applicable Laws, general and local industry and medical standards and good commercial practices, and that it has obtained, or will have obtained prior to the obligation of NBY to pay any amount of the credit that may become payable pursuant to Section 4.2 hereof, any and all approvals that may be required by it or Pioneer Pharma (Singapore) Pte Ltd. to have been obtained under Applicable Laws, including the laws of the Peoples Republic of China, for NBY to issue the NBY common stock to Pioneer Pharma (Singapore) Pte Ltd. that it may issue pursuant to the terms of Section 4.2 and Exhibit D hereof.

9.4           Disclaimer.  SUBJECT TO NBY’S WARRANTIES TO PIONEER AS DESCRIBED IN SECTION 9.1, AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PRODUCT ARE PROVIDED TO PIONEER ON AN “AS IS” BASIS AND WITHOUT WARRANTY OF ANY KIND.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.1, NBY DOES NOT MAKE ANY OTHER WARRANTY TO PIONEER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCT, SPECIFICATIONS, SUPPORT, SERVICE OR ANY OTHER MATERIALS AND NBY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

9.5           Limitation of Liability.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL NBY BE LIABLE TO PIONEER FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY INDIRECT DAMAGES EVEN IF NBY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.  WITHOUT LIMITING THE FOREGOING, NBY’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT PAID BY PIONEER TO NBY FOR THE PRODUCT IN THE [***] MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

10.           Training and Support.  Upon Pioneer’s reasonable request, NBY will use reasonable efforts to provide training to Pioneer personnel, at Pioneer’s expenses and at times and location mutually acceptable to both parties.  Pioneer shall provide all support on the Product to Customers.  NBY shall use reasonable efforts to provide technical support to Pioneer if Pioneer is unable to resolve a technical issue with respect to the Product.  Nothing under this Section 10 shall obligate NBY to furnish any assistance, information or documentation directly to any Customer.

11.           Insurance.  Each party shall maintain insurance with a reputable insurance company in an amount reasonably sufficient to cover all of its obligations under this Agreement.  Upon each party’s request, the other party shall furnish to the first party a certificate of insurance evidencing that such insurance is in effect.  Each party shall notify the other party within thirty (30) days of any cancellation or material change in its insurance policy.  If either party’s insurance policy required hereunder is cancelled or expires, such party shall furnish the other party a new certificate evidencing that replacement coverage is in effect.

12.           Confidential Information.

12.1           Obligation.  Except for the purposes of performing its obligations and exercising its rights under this Agreement, during the Term (as defined in Section 15.1) hereof and for five (5) years thereafter, each party shall hold in confidence and not use or disclose to any third party any product, technical, marketing, financial, business or other proprietary information (“Proprietary Information”) disclosed to such party by the other.  Without limiting the foregoing, the terms of this Agreement shall be considered Proprietary Information of both parties; provided that each party may disclose the term of this Agreement in communication with existing and potential investors, partners, acquirers, licensees, consultants, advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement.

12.2           Limitation.  Notwithstanding the foregoing, Proprietary Information shall not include information that: (i) was publicly known or made generally available without a duty of confidentiality prior to the time of disclosure by the disclosing party to the receiving party; (ii) becomes publicly known or made generally available without a duty of confidentiality after disclosure by the disclosing party to the receiving party; (iii) is in the rightful possession of the receiving party without confidentiality obligations at the time of disclosure by the disclosing party to the receiving party as shown by the receiving party’s then-contemporaneous written files and records kept in the ordinary course of business; or (iv) is obtained by the receiving party from a third party without an accompanying duty of confidentiality without a breach of such third party’s obligations of confidentiality.  In the event the receiving party is legally compelled to disclose Proprietary Information of the disclosing party, the receiving party shall provide notice as soon as is reasonably practicable to the disclosing party, if legally permissible, and shall provide reasonable assistance to the disclosing party to obtain a protective order or otherwise prevent public disclosure of such Proprietary Information.  If the disclosing party fails to obtain a protective order or other appropriate remedy, the receiving party will furnish only that portion of the Proprietary Information that is legally required to be disclosed.  Nothing in this Section shall impair either Party’s compliance with any requirements of the Securities and Exchange Commission or the stock market on which such Party’s securities are traded.

12.3           Prior Agreement.  This Agreement supersedes the Confidentiality Agreement between the Parties dated April 4, 2011 (the “Prior Agreement”) with respect to information disclosed thereunder.  All information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 12.

13.           Indemnity.

13.1           By NBY.  Subject to Section 13.3, NBY shall indemnify, defend or settle and hold Pioneer and its affiliates harmless from and against any and all liabilities, damages or expenses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any suit, claim, action or demand brought by a third party (each, a “Third Party Claim”) arising out of: (a) any breach of any of NBY’s representations and warranties under Article 9, or (b) the gross negligence or intentional misconduct of NBY or any of its agents, directors, officers and employees; in each case except to the extent such Third Party Claim is covered by Pioneer’s indemnification obligations below.

13.2           By Pioneer.  Subject to Section 13.3, Pioneer shall indemnify, defend or settle and hold NBY and its affiliates harmless from and against any and all Losses resulting from any Third Party Claim arising out of: (a) any breach by Pioneer of its obligations, duties or responsibilities under this Agreement, including but not limited to any non-compliance by Pioneer or its affiliates with applicable laws of the Peoples Republic of China, or the failure of Pioneer to obtain any required permits, consents or approvals for NBY to issue the NBY common stock to Pioneer Pharma (Singapore) Pte Ltd. that it may issue pursuant to the terms of Section 4.2 and Exhibit D hereof; (b) the gross negligence or intentional misconduct of Pioneer or any of its agents, directors, officers and employees, (c) any acts or omissions of Pioneer or its personnel in Distributing or developing the Product; in each case except to the extent such Third Party Claim is covered by NBY’s indemnification obligations above.

13.3           Indemnification Procedure.  To be eligible to be indemnified hereunder, the indemnified party shall provide the indemnifying party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Article 13 and the right to control the defense (with the reasonable cooperation of the indemnified party) and settlement of any such claim; provided, however, that the indemnifying party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying party; provided that the indemnifying party shall have no obligations with respect to any Losses resulting from the indemnified party’s admission, settlement or other communication without the prior written consent of the indemnifying party.

14.           Non-Assignment.  Pioneer shall not have the right to assign, delegate, subdivide or otherwise transfer any obligations or rights under this Agreement without the prior written consent of NBY, which consent shall not be unreasonably withheld.  NBY may freely assign this Agreement.  Any attempted assignment in violation of this Article 14 shall be null and void.

15.           Term and Termination.

15.1           Term.  The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the end of the fifth Contract Year (the “Initial Term”), unless earlier terminated in accordance with the terms and conditions of this Agreement.  Thereafter, the parties may mutually agree in writing to renew this Agreement for additional five (5) year terms (each a “Renewal Term,” and collectively with the Initial Term, the “Term”); subject to the parties’ agreement to review and establish, prior to the initiation of the Renewal Term and every second Contract Year thereafter during the Renewal Term, the transfer price and Annual Minimums in good faith based on material changes in the costs of manufacture and market demand.

15.2           Termination.  Either party may terminate this Agreement prior to its expiration and upon thirty (30) days prior written notice if: (a) a party breaches any material term (including any payment terms) of this Agreement and the breaching party has not cured the breach within such thirty (30) day period; (b) a party is the subject of a liquidation or insolvency, or the filing of bankruptcy, or similar proceeding(s) (provided that in the case of involuntary proceedings, such proceedings are not dismissed within sixty (60) days of filing); or (c) the other party ceases to actively engage in the business to which this Agreement relates.

15.3           Effect of Termination.

15.3.1           Upon expiration or notification of termination of this Agreement, Pioneer shall submit to NBY within thirty (30) days a list of all Products in Pioneer’s inventory as of the effective date of expiration or termination.  Unless otherwise mutually agreed by the parties, Pioneer shall have sixty (60) days following the expiration or termination of this Agreement to continue to Distribute any Product in Pioneer’s inventory as of the effective date of expiration or termination.  NBY may also elect to repurchase unused (brand new) Product in Pioneer’s inventory as of termination or of expiration of this Agreement at the Price paid by Pioneer less a [***]% restocking fee.  Pioneer shall also provide a list of the names, addresses, telephone numbers and purchase history of Customers upon termination or expiration of this Agreement. Except as otherwise permitted in this Section 15.3.1, all rights and licenses of Pioneer hereunder with respect to NVC-101 and the Product shall automatically terminate and all Permits held by Pioneer shall revert to NBY.

15.3.2           Each party shall, within thirty (30) days of the effective date of termination or expiration, either (a) return to the other party all of the other party’s Proprietary Information then in a party’s possession, custody or control or (b) certify to the other party in writing that all copies of such Proprietary Information have been destroyed.

15.3.3           To the extent permitted under Applicable Law, upon the termination of this Agreement in accordance with its terms, except for obligations incurred prior to the effective date of termination, neither party shall have any obligation to the other party, or to any employee, agent or representative of a party, for compensation or for damages of any kind, whether on account of loss by a party, or by such employee, agent or representative of present or prospective sales, investments, compensation or goodwill; provided, however, that nothing in this Section 15.3.3 shall relieve either Party of any liability for willful misconduct, gross negligence, or breach of contract.

15.3.4           If proper notice of termination is given for any reason, notwithstanding any credit terms made available to Pioneer prior to that time, any shipments during the period prior to termination shall be paid for by bank transfer or by certified or cashier’s check prior to such shipment.

15.3.5           To the extent permitted under Applicable Law, Pioneer’s ability to pursue selling its remaining inventory of Product during the sixty (60) days after expiration or termination of this Agreement pursuant to Section 15.3.1, or, to extent otherwise expressly permitted in this Agreement, Pioneer’s right to sell such inventory if not so repurchased by NBY, shall constitute Pioneer’s sole remedy for the expiration or termination of this Agreement.

15.4           Survival.  The provisions of Sections 6.3, 6.4, 6.5, 9.1 (with respect to Product under warranty), 9.2 (with respect to Product under warranty), 9.4, 9.5, 15.2, 15.4 and 15.5, and Articles 1, 1.12 (with respect to Product which were in Pioneer’s inventory at the time of termination of the Agreement), 7, 8, 11, 12, 13, 14, 19 and 20 shall survive termination or expiration of this Agreement.  All other provisions of this Agreement shall terminate upon any termination or expiration of this Agreement.

15.5           Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either party hereto from any obligation (including payment obligations) or liability which, at the time of such expiration or termination, has already accrued to the other party or which is attributable to a period prior to such expiration or termination, nor preclude either party from pursuing all rights or remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

16.           Events Beyond Control.  Neither party shall be liable for any failure to fulfill any term or condition of this Agreement (other than the obligation to pay) if fulfillment has been delayed, hindered or prevented by an event of force majeure including, but not limited to, any strike, lockout or other industrial dispute, acts of the elements, compliance with requirements of any governmental port or international authority, plant breakdown or failure of equipment, inability to obtain equipment, fuel, power, materials or transportation, or by any circumstances whatsoever beyond its reasonable control, including, but not limited to, demand for Product in excess of NBY’s ability to produce Product and alleged or demonstrated infringement by the Product or their use of any proprietary right of a third party.  In the event of excess demand for Product, NBY may allocate the supply of Product among its customers in the manner it deems most appropriate. In any case, NBY will use commercially reasonable efforts to supply confirmed Orders to Pioneer.

17.           U.S. Foreign Corrupt Practices Act.  Pioneer warrants that in the performance of its obligations under this Agreement, Pioneer will not act in any fashion or take any action which will render NBY liable for a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist Pioneer or NBY in obtaining or retaining business.  NBY shall have the right to immediately terminate this Agreement should Pioneer make any payment which would violate the U.S. FCPA.  Pioneer shall indemnify and hold NBY harmless, and hereby forever releases and discharges NBY, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from Pioneer’s breach of this Article 17.

18.           Independent Contractors.  The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to create any other relationship between the parties.  Neither party shall have any right, power, or authority to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of the other.

19.           Notice.  All notices issued or served under this Agreement shall be in writing and shall be deemed to have been sufficiently given if transmitted by facsimile (receipt verified), email (receipt verified) or by express courier service (signature required) or seven (7) days after it was sent by registered letter.   All notices shall be sent to the following, except as otherwise specified by either party in writing:

NBY:	Pioneer:
NovaBay Pharmaceuticals, Inc.	Naqu Area Pioneer Pharma Co. Ltd.
5980 Horton Street, Suite 550, Emeryville, CA 94608 United States	No.1000, Wangqiao Road, Pudong Area, Shanghai, P.R.C. 201200

Attention: Roy Wu Phone: (510) 899-8815	Attention: Jing Lin Phone: ____________
Fax: (510) 743-0788 Email: rwu@novabaypharma.com	Fax: + 86-21-50498986 Email: l_jingpioneer@126.com
With a copy to:	With a copy to: Leo Liu
NovaBay Pharmaceuticals, Inc.	Pioneer Pharma Co. Ltd.
5980 Horton Street, Suite 550, Emeryville, CA 94608, USA	No.1000, Wangqiao Road, Pudong Area, Shanghai, P.R.C. 201200

Attention: Legal Department Phone: Phone: (510) 899-8870 Email: tgranados@novabaypharma.com	Phone:+86-21-50498982 Mp: + 86-21-50498986
Fax: : 86-21-55971121 Email:l_xfpioneer@126.com

20.           Miscellaneous.

20.1           Waiver; Amendment.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights unless evidenced in writing and signed for on behalf of both parties.  Any modification or amendment of, or addition to, the terms of this Agreement shall not be effective unless in a writing conspicuously entitled “Amendment of Agreement” which begins with a proposal to amend this Agreement and specifies exactly each change to be made and which is signed by an authorized officer of both parties.

20.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of laws provisions and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods.

20.3           Severability.  The provisions of this Agreement under which the liability of NBY is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under Applicable Laws in the Territory, unless the illegality or invalidity is cured under the Applicable Laws of the Territory by the fact that the law of Hong Kong governs this Agreement.  Subject to the foregoing, if any provision of this Agreement is held to be void, invalid or unenforceable, the same shall be reformed to give the fullest effect to the intention of the parties when executing this Agreement while complying with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

20.4           Dispute Resolution.  In the event of any dispute, controversy or claim between the parties hereto arising out of this Agreement, the parties agree to attempt to resolve such dispute in good faith through direct negotiations for a period of thirty (30) days.  Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement which cannot be resolved through direct negotiations shall be settled by binding arbitration in accordance with and subject to the then applicable rules (“Rules”) of the International Chamber of Commerce (“ICC”) and such arbitration shall be administered by ICC with a single arbitrator selected from a list of arbitrators proposed by ICC in accordance with the Rules.  The arbitrator shall allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes.  The costs of the arbitration including the arbitrators’ fees shall be shared equally by the parties. Each party shall bear its own costs, including attorney’s and witness’ fees, incurred in connection with the arbitration. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and enforcement, as the law of such jurisdiction may require or allow.  Unless otherwise mutually agreed to by the parties, in the event NBY initiates such arbitration, such arbitration shall take place in Hong Kong, China, and in the event Pioneer initiates such arbitration, such arbitration shall take place in San Francisco, California.  Any arbitration under this Agreement shall be conducted in English, regardless of the location for such arbitration.

20.5           Language.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto.  All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

20.6           Currency.  All amounts specified in this Agreement are in United States Dollars, and all payments by one party to the other party under this Agreement shall be paid in United States Dollars.

20.7           Headings.  Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

20.8           Registrations.  If this Agreement is required to be registered with any governmental authority in the Territory, Pioneer shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

20.9           Compliance with Applicable Law.  The parties shall each comply with all Applicable Laws in performing its duties hereunder.

20.10         Entire Agreement.  This Agreement, and all exhibits attached hereto, constitute the entire understanding and contract between the parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to the subject matter hereof.  Notwithstanding the foregoing, to the extent the terms and conditions of this Agreement conflict with the terms and conditions of any exhibit, the terms and conditions of this Agreement shall govern.  The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

[The remainder of this page intentionally left blank; the signature page follows.]

THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE AGREED TO AND ACCEPTED BY:

Naqu Area Pioneer Pharma Co. Ltd.	NovaBay Pharmaceuticals, Inc.

Name: XinZhou Li	Name: Ramin (Ron) Najafi, Ph.D.

Title: President and CEO	Title: Chairman & CEO

Signature:	Signature:

Date:	Date:

COMPANY SEAL:

EXHIBIT A

PRODUCT SPECIFICATIONS  (INITIAL DRAFT)

Each unit of the Product consists of one 40 mL vial of formulated NVC-101 and one spray pump packed in a cardboard box with label (each, a “Unit”).

Product:	NeutroPhase, [***]

Composition:	[***]

Fill Weight:	40 gr.

Container:	Borosilicate amber glass bottle (40 mL)

Closure:	White polypropylene cap with PTFE liner

Storage Condition:	Ambient temperature 50-85 oF

EXHIBIT B

COMPETING PRODUCTS

EXHIBIT C

ANNUAL MINIMUMS

•	First Contract Year:	[***] Units

•	Second Contract Year:	[***] Units

•	Third Contract Year:	[***] Units

•	Fourth Contract Year:	[***] Units**

•	Fifth Contract Year:	[***] Units**

**The annual minimums for the 4th and 5th Contract Years are non-binding proposals from Pioneer.  Prior to the end of the Third Contract Year and every other Contract Year thereafter, the parties will negotiate and establish the Annual Minimums for the upcoming two Contract Years, provided that such Annual Minimums will not be less than the Annual Minimum proposed by Pioneer above e.g. [***] and [***] Units for the 4th and 5th Contract Year.

EXHIBIT D

PRICES AND CREDIT SCHEDULE

Transfer Price:  $[***] per Unit.  Each Unit will consist of one (1) 40ml vial of formulated NVC-101, labeled and packaged with a spray pump in a cardboard carton with a paper packaging insert.

Credit Schedule:

Pioneer will be entitled to $[***]/Unit rebate from the transfer price of the Product until the maximum total cumulative credit is consumed. The NBY stock will be issued to Pioneer Pharma (Singapore) Pte Ltd.., a   Holding Company of Pioneer. The maximum total cumulative credit is equal to US$[***] plus any registration costs incurred by Pioneer not exceeding $[***].  Any unused credit at the end of the Initial term shall expire. The credit due Pioneer may be payable in unregistered NBY common stock (“Shares”), at NBY’s election.  The number of Shares awarded under this Distribution Agreement shall be determined by the dollar amount of the credit due to Pioneer divided by the [***]-day volume weighted average price (“VWAP) of NBY’s common stock prior to the date of the purchase order.  The date of the purchase order shall be the last day of each calendar quarter (e.g. March 31, June 30, September 30 and December 31) and the number of Shares shall be calculated by dividing the amount of credit due for the quarter by the [***]-day VWAP of NBY’s common stock prior to the end of the calendar quarter provided that the credit for FY 2012 shall be calculated only on December 31, 2012.  In the event that the closing price is less than $[***] per share, the value for purposes of calculating the number of shares to be issued will be the $[***] per share minimum value.  Stock certificate representing Pioneer’s investment shall be issued no later than the 15th day of the month following the end of the calendar quarter. Investments or purchases by Pioneer of NBY common stock under this Distribution Agreement shall be subject to NBY Board’s approval and Pioneer’s representations and warranties set forth on Attachment A.

For example, if Pioneer incurred US$[***] registration cost, the maximum total cumulative credit will be $[***], then NBY, subject to Board approval will issue the Shares per the table below:
Date of Purchase	Number of Units Purchased	Credit in USD (Units Purchased*$[***])	VWAP [***] days prior to end of the Quarter	Number of Shares issuable to Pioneer
September 2012	[***]	$[***]
Q4- 2012	[***]	$[***]	$1.25 (example)	[***]* shares
Q1-2013	[***]	$[***]	$1.50 (example)	[***] shares
Q2 - 2013	[***]	$[***]	$2.00 (example)	[***] shares
Q3-2013	[***]	$[***]	$2.25 (example)	[***] shares
Q4-2014	[***]	$[***]**	$4.00 (example)	[***] shares

*Representing credits for September 2012 and Q4 2012

**Only [***] credit is granted and not $[***] because the maximum credit balance at start of Q4 2013 was only $[***].

The Shares, when issued and delivered, will be unregistered. The certificates representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

"THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY, AND ALL SHARES OF THE COMPANY’S CAPITAL STOCK ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION PURSUANT TO REGULATION D AND/OR REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144."

NBY will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Shares following such date as the Shares may be sold pursuant to Rule 144, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to Pioneer.

Once the conditions for sale without restriction under Rule 144 have been met, NBY agrees to have the Shares reissued without the restrictive legend referred to above and delivered within fifteen (15) business days.

ATTACHMENT A

By execution of the Agreement, Pioneer makes the following representations and warranties as of the date of this Agreement, and as of each date of issuance, unless subsequent to the execution of this Agreement, Pioneer notifies the Company in writing that the representations and warranties are no longer true and correct.

Investment Representations.  Pioneer understands that the Shares have not been registered under the Securities Act. Pioneer also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act of 1933, as amended (the “Securities Act”) based in part upon Pioneer’s representations contained in the Agreement.  Pioneer hereby represents and warrants as follows:

(a)           Pioneer Bears Economic Risk.  Pioneer has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  Pioneer must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.  Pioneer understands that the Company has no present intention of registering the Shares.  Pioneer also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Pioneer to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Pioneer might propose.

(b)           Investment Intent.  Pioneer understands that the Shares are “restricted securities” and have not been registered under the Securities Act, or any applicable state securities law.  Pioneer is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities laws.  Pioneer does not presently have any agreement, plan or understanding with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person; Pioneer is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934 or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(c)           Pioneer Status. At the time Pioneer was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d)           General Solicitation. Pioneer is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(e)           Experience of Pioneer. Pioneer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Pioneer is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(f)           Pioneer Can Protect Its Interest.  Pioneer represents that by reason of its, or of its management’s, business or financial experience, Pioneer has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, Pioneer is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(g)           Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Pioneer for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Pioneer.

(h)           Company Information.  Pioneer has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  Pioneer has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(i)           Rule 144.  Pioneer acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Pioneer has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(j)           Residence.  The office or offices of Pioneer in which its investment decision was made is located at the address or addresses of Pioneer in Peoples Republic of China.

(k)           Regulation S.  Pioneer acknowledges and represents that at the time of issuance of the Shares, it is not a U.S. Person (as defined below), and further provides represents and warrants:

(i)           the Shares are being acquired for investment for Pioneer’s own account, not as a nominee or agent, and not for the account or benefit of, a U.S. Person, and not with a view to the resale or distribution of any part thereof in the United States or to a U.S. Person, and that Pioneer has no present intention of selling, granting any participation in, or otherwise distributing the same.  Pioneer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person in the United States or to a U.S. Person, or any hedging transaction with any third person in the United States or to a United States resident, with respect to any of the Shares.  Pioneer further acknowledges and understands that the certificate evidencing the Shares issued to Pioneer shall bear a restrictive legend in substantially the form set forth in Exhibit D. covenants with the Company, that Pioneer will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares received hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.  Pioneer hereby agrees to resell such Shares only in accordance with the provisions of Regulation S under the Securities Act (“Regulation S”), pursuant to registration under the Securities Act, or pursuant to an exemption from registration.  Pioneer further agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act.  Pioneer agrees that Pioneer will not effect any disposition of the Shares that would constitute a sale within the meaning of the Securities Act, except: (x) pursuant to the provisions of Regulation S; or (y) in a transaction exempt from registration under the Securities Act, in which case Pioneer shall, prior to effecting such disposition, submit to Company an opinion of counsel in form and substance reasonably satisfactory to Company to the effect that the proposed transaction is in compliance with the Securities Act;

(ii)            “U.S. Person” means (a) any natural person resident in the United States, (b) any partnership or corporation organized or incorporated under the laws of the United States (c) any estate of which any executor or administrator is a U.S. person, (d) any trust of which any trustee is a U.S. person, (e) any agency or branch of a foreign entity located in the United States, (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person, (g) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and any partnership or corporation if: (i) organized or incorporated under the laws of any foreign jurisdiction; and  (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in §230.501(a)) who are not natural persons, estates or trusts, provided, however, the following are not “U.S. persons”: (u) any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States, (v) any estate of which any professional fiduciary acting as executor or administrator is a U.S. person if: (1) an executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and (2) the estate is governed by foreign law, (w) any trust of which any professional fiduciary acting as trustee is a U.S. person, if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settler if the trust is revocable) is a U.S. person, (x) an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country, (y) any agency or branch of a U.S. person located outside the United States if: (1) the agency or branch operates for valid business reasons; and (2) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and (z) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.

(l)           Company Undertaking.  The Company hereby undertakes, for the benefit of Pioneer, that it will not register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration.